Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PANAMSAT HOLDING CORPORATION

PanAmSat Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter the “Corporation”), hereby certifies as follows:

1.  The name of the Corporation is PanAmSat Holding Corporation, incorporated on September 22, 2004.

2.  This Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, as amended (“DGCL”), and amends and restates the provision of the existing Certificate of Incorporation.

3.  The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE FIRST:  NAME.

The name of the corporation is PanAmSat Holding Corporation (the “Corporation”).

ARTICLE SECOND:  REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD:  PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOURTH:  CAPITAL STOCK.

Section 1.  Authorized Capital Stock.  The total number of shares of capital stock which the Corporation has authority to issue is 450,000,000 shares, consisting of (i) 400,000,000 shares of Common Stock, par value $.01 per share and (ii) 50,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”). The number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

Each holder of record of Common Stock shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. In the election of directors, stockholders shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the Delaware Code.

The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

This Amended and Restated Certificate of Incorporation shall become effective at 5:00 P.M. Eastern Time on the date of the filing of this Amended and Restated Certificate of Incorporation in accordance with the DGCL (such time of effectiveness, the “Effective Time”).  Upon the Effective Time, each 1.518628 shares of Common Stock, par value $0.01 per share, of the Corporation (“Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Corporation (“New Common Stock”).”

Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”, whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of shares of the New Common Stock formerly represented by such Old Certificates so surrendered and reclassified under the terms hereof.  From and after the Effective Time, Old Certificates shall represent the applicable number of shares of New Common Stock and the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation.  In lieu of any fraction of a share, the Corporation shall pay to the Transfer Agent or its nominee as soon as practicable after the Effective Time, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the stock split, the amount equal to the fair market value of the aggregate of all fractional shares otherwise issuable (the “Fractional Share Amount”).  The fair market value shall be determined based upon the price that would be paid by a willing buyer of the assets or shares at issue, in a sale process designed to attract all possible participants and to maximize value.  The determination of fair market value shall be made by the Board of Directors.

After the Effective Time and the receipt of payment by the Corporation of the Fractional Share Amount, the Transfer Agent shall pay to the stockholders entitled to a fraction of a share their pro rata share of the Fractional Share Amount upon surrender of their Old Certificates.  If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates surrendered.  In the event that a holder surrenders Old Certificates after the Effective Time but prior to the date on which the Fractional Share Amount is determined and paid to the Transfer Agent, the Transfer Agent shall carry forward any fractional share of such holder until the Fractional Share Amount is paid to the Transfer Agent.  In the event that the Corporation’s Transfer Agent determines that a holder of Old Certificates has not tendered all of his certificates for exchange the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange so that the payment for fractional shares to any one person shall not exceed the value of one share.  If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer stamps to the Old Certificate surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable

ARTICLE FIFTH:  ACTION OF STOCKHOLDERS BY WRITTEN CONSENT.

Any action required or permitted to be taken by any stockholders may be taken by the written consent or consents of such stockholders but only if such consent or consents are signed by holders of the stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of such stock entitled to vote on such action were present and voted.

ARTICLE SIXTH:  BYLAWS.

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

ARTICLE SEVENTH:  LIMITED LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 1.   Limitation on Liability of Directors.  Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 2.   Right of Directors, Officers and Employees To Indemnity From the Corporation.  The Corporation shall indemnify, in a manner and to the fullest extent permitted by the DGCL, each person who is or was a party to or subject to, or is threatened to be made a party to or to be the subject of, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (including any legislative or self-regulatory proceeding), by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director, officer or employee of the Corporation or is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, employee, manager, partner or trustee of, or in a similar capacity for, another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or of any of its affiliates and any charitable or not-for-profit enterprise (any such person being sometimes referred to hereafter as an “Indemnitee”), or by reason of any action taken or omitted or alleged to have been taken or omitted by an Indemnitee in any such capacity, against, in the case of any action, suit or proceeding other than an action or suit by or in the right of the Corporation, all expenses (including court costs and attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf and all judgments, damages, fines, penalties and other liabilities actually sustained by him or her in connection with such action, suit or proceeding and any appeal therefrom and, in the case of an action or suit by or in the right of the Corporation, against all expenses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe that his or her conduct was unlawful; provided, however, that in an action by or in the right of the Corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and then only to the extent that, the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity against such expenses or amounts paid in settlement as the Court of Chancery of Delaware or such other court shall deem proper.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe that his or her conduct was unlawful.  With respect to service by an Indemnitee on behalf of any employee benefit plan of the Corporation or any of its affiliates, action in good faith in what the Indemnitee reasonably believed to be the best interest of the beneficiaries of the plan shall be considered to be in or not opposed to the best interests of the Corporation.  The Corporation shall indemnify an Indemnitee for expenses (including attorneys’ fees) reasonably incurred by the Indemnitee in connection with a proceeding successfully establishing his or her right to indemnification, in whole or in part, pursuant to this Article.  However, notwithstanding anything to the contrary in this Article, the

Corporation shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by the Indemnitee against the Corporation or any other person who is an Indemnitee unless the initiation of the proceeding was approved by the Board of Directors of the Corporation, which approval shall not be unreasonably withheld.

Section 3.   Advancement of Expenses.  Subject to the provisions of the last sentence of Section 2 of this Article, the Corporation shall, in advance of the final disposition of the matter, pay or promptly reimburse a director or officer for any expenses (including attorneys’ fees) reasonably incurred by such director or officer in investigating and defending or responding to any action, suit, proceeding or investigation referred to in Section 2 of this Article in which the director or officer has been named as a defendant, respondent or target, and any appeal therefrom; provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of such a matter shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that the director or officer is not entitled to be indemnified by the Corporation against such expenses as provided by this Article.  Such undertaking shall be accepted by the Corporation without reference to the financial ability of the director or officer to make such repayment.

Section 4.   Procedural Matters.  The right to indemnification and advancement of expenses provided by this Article shall continue as to any person who formerly was an officer, director or employee of the Corporation in respect of acts or omissions occurring or alleged to have occurred while he or she was an officer, director or employee of the Corporation and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitees.  Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation.  The Corporation may, by provisions in its bylaws or by agreement with one or more Indemnitees, establish procedures for the application of the foregoing provisions of this Article, including a provision defining terms used in this Article.  The right of an Indemnitee to indemnification or advances as granted by this Article shall be a contractual obligation of the Corporation and, as such, shall be enforceable by the Indemnitee in any court of competent jurisdiction.

Section 5.   Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 6.   Other Rights to Indemnity.  The indemnification and advancement of expenses provided by this Article shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement, vote of stockholders or action of the Board of Directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and nothing contained in this Article shall be deemed to prohibit the Corporation from entering into agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article.

Section 7.   Other Indemnification and Advancement of Expenses.  In addition to indemnification by the Corporation of current and former officers, directors and employees and advancement of expenses by the Corporation to current and former officers and directors as permitted by the foregoing provisions of this Article, the Corporation may, in a manner and to the fullest extent permitted by law, indemnify current and former agents and other persons serving the Corporation and advance expenses to current and former employees, agents and other persons serving the Corporation, in each case as may be authorized by the Board of Directors, and any rights to indemnity or advancement of expenses granted to such persons may be equivalent to, or greater or less than, those provided to directors, officers and employees by this Article.

Section 8.   Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or of another corporation or a limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) in which the Corporation has an interest against any expense, liability or loss incurred by the Corporation or such person in his or her capacity as such, or arising out of his or her status as such, whether or not the Corporation would have the power to or is obligated to indemnify such person against such expense, liability or loss.

ARTICLE EIGHTH:  MEETINGS OF THE STOCKHOLDERS.

Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.  Election of directors need not be by written ballot unless and to the extent the bylaws of the Corporation so provide.

ARTICLE NINTH:  SECTION 203.

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TENTH:  AMENDMENT TO THIS CERTIFICATE OF INCORPORATION.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by statute and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation is hereby signed and attested to on behalf of the Corporation on this 1st day of March, 2005.

/s/ James W. Cuminale
Name: James W. Cuminale
Title: Executive Vice President & General Counsel